Filed pursuant to Rule 424(b)(2)
	Registration Nos. 333-132370 and 333-132370-01

	Title of each class of securities offered:
	Retail Medium-Term Notes, Series F

	Maximum aggregate offering price:  USD 50,000,000.00
	Amount of registration fee:        USD 1,535.00

(1) The filing fee of $1,535.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $472,992.69 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $1,535.00 is offset against the registration fee due for this offering and of which 471,457.69 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.



	Pricing Supplement No.             f07-0727-a
	Pricing Supplement Dated:          July 27, 2007
	(To Prospectus Supplement Dated April 13, 2006
	and Prospectus Dated March 10, 2006)

	Citigroup Funding Inc.
	Retail Medium-Term Notes, Series F
	Payments Due from Citigroup Funding Inc.
	Fully and Unconditionally Guaranteed by Citigroup Inc.

	Trade Date:                        July 27, 2007
	Issue Date:                        August 3, 2007
	Settlement Date:                   August 3, 2007
	Following Business Day Convention

	Form of Note:                      Global/Book-Entry Only
	Calculation Agent:                 Citibank
	Minimum Denominations/Increments:  $1,000

	Purchasing Agent: Citigroup, acting as principal

	--------------------------------------------------------------

	CUSIP:                             1730T3AS2
	Aggregate Principal Amount:        USD 50,000,000.00
	Price to Public:                   100%
	Underwriting Discount:             4.00%
	Net Proceeds to Issuer:            USD 48,000,000.00
	Interest Rate (per annum):         6.1500%
	Coupon Type:                       FIXED
	Interest Payment Frequency:        Monthly
	First Interest Payment Date:       September 3, 2007
	Maturity Date:                     August 3, 2037
	Product Ranking:                   Senior Unsecured
	Survivor's Option:                 Yes

	Redemption Information:            Subject to redemption
	at the option of Citigroup Funding Inc., in whole or in part, on Interest Payment Dates, beginning August 3, 2012, at a redemption price equal to 100% of the principal amount of the note plus accrued interest thereon, if any, upon prior notice to DTC's nominee as holder of the note, and to the Trustee, as described in the Prospectus Supplement.